Exhibit 3.1

ARTICLES OF ASSOCIATION

The attached document is an unofficial translation of the articles of association of Patheon Holdings Coöperatief U.A., with corporate seat in Amsterdam, the Netherlands, as they will read after the deed of amendment executed before Corstiaan Anne Voogt, notaris (civil-law notary) in Amsterdam, the Netherlands, on 5 June 2015.

Name, seat and duration.

Article 1.

1.	The Co-operative’s name is: Patheon Holdings Coöperatief U.A.

2.	The Co-operative has its seat at Amsterdam.

3.	The Co-operative has been incorporated for an indefinite period.

Objects.

Article 2.

1.	The objects of the cooperative are to provide for certain material needs of its Members, including but not limited to cost savings, pursuant to the agreements concluded with its members (as part and parcel of the membership rights and, if applicable, separate agreements the cooperative may have entered into with the members) in the business undertaking that the cooperative carries on or procures to be carried on for that purpose for the benefit of its members. The cooperative may, in furtherance of its objects, inter alia, collect funds from its members and invest these funds.

2.	The cooperative pursues the object set out in Article 2.1 by carrying out, or causing to be carried out, the following business activities in its own name and for its own account and at its own risk:

a.	to invest the funds made available by its members in order to realise profits for the benefit of its members;

b.	to borrow, to lend and to raise funds, including the issue of bonds, promissory notes or other securities or evidence of indebtedness as well as to enter into agreements in connection with aforementioned activities;
c.	to acquire and/or manage businesses and companies;

d.	to incorporate, to participate in any way whatsoever, to manage and to supervise businesses and companies;
e.	to supply advice and to render advice to enterprises and companies in which the cooperative holds an interest;

f.	to grant guarantees, to bind the cooperative and to pledge its assets for obligations of businesses and companies with which it forms a group and on behalf of third parties, as well as everything pertaining to the foregoing, relating thereto or conducive thereto, all in the widest sense of the word.

Membership.

Article 3.

Eligible for a Membership of the Co-operative are natural persons as well as bodies corporate who:

a.	are not irrevocably declared bankrupt or put into liquidation or is subject to the statutory debt rescheduling regulations for natural persons, and

b.	in as much as natural persons are concerned is able to act for itself (handelingsbekwaam).

Admission of Members.

Article 4.

1.	A person desirous of becoming a Member shall make a written application to that effect to the Board of Directors. The General Meeting shall decide on the admission of Members, for which purpose the Board of Directors shall convene a General Meeting.

2.	The Board of Directors shall give the applicant notice of the General Meeting's decision to admit or not to admit him or her to Membership.

Transferability of Membership.

Article 5.

1.

Membership, including all rights and obligations attached thereto, shall be transferable.

Upon the transfer of a membership all of the rights and obligations attached to this membership, including the balance of the transferring member account specified in Article 9, will transfer to the transferee.

2.	A transfer of Membership, and all rights and obligations attached thereto, shall be valid only if it has been approved by the General Meeting in advance.

3.	Membership shall be transferred by a notarial or private instrument and the Co-operative shall be informed accordingly.

4.	At the request of a Member, another Member shall be required to transfer its Membership to another Member or to a third party designated by the Board of Directors under the following circumstances:

a.	if the other Member is irrevocably declared bankrupt or put into liquidation or is subject to the statutory debt rescheduling regulations for natural persons;

b.	if such Member has been dissolved;
c.	if a contract that the Members have concluded imposes an obligation on such Member to transfer its Membership.

5.	A membership, including all rights and obligations attached thereto, is eligible for encumbrance with a right of usufruct or pledge. No approval shall be required for the transfer of a membership upon foreclosure on a right of pledge vested on such membership.

6.	The provisions of subsection 2 shall equally apply to the creation of a right of pledge (pandrecht), right of usufruct (vruchtgebruik), or any other form of encumbrance over the Membership, and all rights and obligations attached thereto.

7.	Any matters regarding or relating to the transfer of Membership that, in the considered opinion of the General Meeting, should be regulated shall be regulated in standing orders to be adopted by the General Meeting or in a contract that the Members shall conclude with each other.

Liability.

Article 6.

The Members shall not be liable for the debts incurred by the Co-operative, either during their period of Membership or after such period, and shall not be liable for any deficit of the Co-operative.

Termination of Membership.

Article 7.

1.	Membership shall terminate:

a.	if a Member ceases to exist, even as a result of a merger or demerger;

b.	if a Member terminates Membership;

c.	if the Co-operative terminates Membership;

d.	if a Member is expelled.

2.	A Member may terminate Membership by giving notice to the Co-operative by registered letter.

3.	Termination of Membership by the Co-operative shall be effected by the General Meeting. The Co-operative shall be entitled to terminate Membership only if a Member is dissolved or put into liquidation or if the Co-operative cannot reasonably be expected to allow Membership to endure. Membership shall not be terminated by the Co-operative as long as Membership is likely to be transferred in accordance with the provisions of Article 5.

4.	A Member can be expelled only if such Member acts contrary to or in breach of the Articles, standing orders or any resolutions passed by the Co-operative or if a Member unreasonably disadvantages or harms the Co-operative. Expulsion shall be effected by the General Meeting.

Membership obligations.

Article 8.

1.	Members shall be required to comply with these Articles, the standing orders and the resolutions passed by the Co-operative.

2.	Such obligations, as are imposed on Members under contracts that they conclude, shall similarly be designated as membership obligations, in so far as such contracts contain clauses in favour of the Co-operative and in so far as the Co-operative has accepted such clauses.

3.	Additional obligations, provided they promote the objects of the Co-operative, may be imposed on Members under standing orders or by a resolution passed by the competent constituent body.

Member Accounts.

Article 9.

1.	Upon prior approval by the Board of Directors, a Member may make membership funds available to the Co-operative.

2.	The Board of Directors will keep record of each Member's membership funds and allocate them to its member account.

3.	A Member's member account shall be inseparable from the Membership of the Member and may only be transferred together with the Membership in accordance with the provisions of Article 5.

Board of Directors.

Article 10.

1.	The Co-operative shall be managed by the Board of Directors. The Board of Directors shall consist of one or more Directors.

2.	The number of Directors shall be determined by the General Meeting.

3.	Directors shall be elected by the General Meeting.

4.	The General Meeting shall determine the remuneration and further terms of employment of each Director.

a.	A Director may be suspended and/or removed from office by the General Meeting at any time.

b.	A Director's suspension shall terminate if within three months after the effective date of his suspension the General Meeting has not passed a resolution to remove him from office or to lift or to extend his suspension.

c.	In the event that one or more Directors shall cease to hold office or be unable to act, the other or remaining Directors or the only other or remaining Director shall be temporarily entrusted with the management of the Co-operative.

Representation.

Article 11.

1.	The Board of Directors represents the Co-operative. The representative authority shall also vest in two Directors acting jointly. If there is only one Director, the representative authority shall vest in him. The Board of Directors can, when there are more Directors, give power of attorney to one or more Directors severally for the purpose to represent the Co-operative within the limits of that power.

2.	The Board of Directors may decide to grant power of attorney to one or more Directors and to others, jointly as well as individually, to represent the Co-operative within the limits of such power of attorney.

Board of Directors: decision-making powers.

Article 12.

1.	The Board of Directors shall meet at least once per calendar quarter and, furthermore, as often as two Directors deem such to be appropriate.

The Board of Directors may pass resolutions by telephone- or video conference or by any other manner of electronic communication provided that all the Directors have agreed to the procedure for passing resolutions and the majority of the Directors vote in favor of the motion in question.

2.	Except in urgent cases, a meeting shall be convened no later than fourteen days beforehand by the person(s) convening the meeting.

3.	Meetings of the Board of Directors shall be held in The Netherlands.

4.	Resolutions of the Board of Directors shall be passed by an absolute majority of the votes cast.

5.	The Board of Directors may adopt its own standing orders to regulate its procedures, subject to the provisions of this Article. Any resolutions passed by the Board of Directors to adopt, amend or revoke such standing orders shall require the approval of the General Meeting.

General Meeting: constitution, voting rights.

Article 13.

1.	The Members of the Co-operative shall constitute the General Meeting. Any corporate Member must be represented by one natural person who is so authorized, either by dint of its Articles or by virtue of a power of attorney granted in writing, and who is thus entitled to exercise the voting right on behalf of the Member in question.

2.	The following shall be admitted to the General Meeting: (the persons referred to in the preceding Paragraph and authorized to represent) Members, the Board of Directors of the Co-operative's Members, the Directors of the Co-operative and such persons as have been invited to that end by the Board of Directors and/or the General Meeting.

3.	Members shall be entitled to vote at the General Meeting, each of them having at least one vote. The total number of votes to bring in a plenary meeting shall be one thousand (1,000). Each member, which is not suspended, may cast a number of votes equal to the percentage, rounded down to the nearest whole number of votes, which percentage shall be determined by the amount of the member account of such member, divided by the sum of all member accounts of all members. In deviation from the previous sentences, to the extent JLL/Delta Patheon GP, Ltd., a limited company incorporated and organized under the laws of the Cayman Islands, registered office at Grand Cayman, Cayman Islands, place of business at Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, registered with the Registrar of Companies of the Cayman Islands under number MC-282357 as the sole General Partner of JLL/Delta Patheon Holdings, L.P., a limited partnership organized under the laws of the Cayman Islands, place of business at Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, registered with the Registrar of Companies of the Cayman Islands under number MC-72705, or upon transfer, assignment or other disposal in accordance with these articles of association, its successor in title, assignee or transferee ("Member I") and JLL/Delta Patheon GP, Ltd., a limited company incorporated and organized under the laws of the Cayman Islands, registered office at Grand Cayman, Cayman Islands, place of business at Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, registered with the Registrar of Companies of the Cayman Islands under number MC-282357, or upon transfer, assignment or other disposal in accordance with these articles of association, its successor in title, assignee or transferee ("Member II", jointly with Member I referred to as "Members") shall be the sole members of the cooperative, Member I shall have nine hundred ninety-nine (999) votes and Member II shall have one (1) vote.

4.	A Member may authorize another Member in writing to cast its vote.

5.	A resolution passed unanimously by the Members, even if it is passed without a meeting being held, shall have the same effect as a resolution passed by the General Meeting, provided that such resolution is passed with the prior knowledge of the Board of Directors and set out in writing.

General Meeting: convocation.

Article 14.

1.	Not less than one general meeting shall be held each year, within six months of the close of the financial year; the purpose of the meeting shall, among other things, be to discuss the annual report and to adopt the annual accounts.

The Board of Directors shall convene further General Meetings as often as its deems necessary or as often as it is required to do so pursuant to these Articles.

2.	At a Member's or pledge holder's written request, the Board of Directors shall be required to convene a General Meeting, to be held no more than four weeks later. If the request is not complied with within fourteen days, the Member requesting the meeting shall be entitled to convene the General Meeting.

3.	The General Meeting shall be convened by written notification sent to Members and other persons entitled to attend the general meetings, subject to no less than fourteen days' notice. The convening notice shall specify the business to be transacted.

General Meeting: chair.

Article 15.

1.	General Meetings shall be chaired by the Chairman or, in the latter's absence, by a person to be designated by the Board of Directors, though not necessarily from its number. If no Directors are present, the meeting shall nominate a Chairman.

2.	The Chairman shall decide how votes at the General Meeting shall be held.

3.	The opinion of the Chairman expressed at the General Meeting on the outcome of a vote shall be final. The same shall apply to the subject-matter of a resolution that is passed, provided that a vote is taken on a motion not set out in writing.

4.	The business transacted at the General Meeting shall be recorded in minutes kept by a person to be appointed by the Chairman. The minutes shall be approved at the same meeting or at a subsequent meeting and signed in witness thereof by the Chairman and the secretary appointed to take the minutes of such meeting.

General Meeting: decision-making powers.

Article 16.

1.	All resolutions of the General Meeting shall be passed by unanimous vote at a meeting, at which at least half of the voting rights is represented.

2.	If a meeting is incomplete in terms of number, a second meeting shall be convened no later than fourteen days thereafter, to be held no more than thirty days later, which meeting shall be entitled to pass the resolution even if the meeting is incomplete in terms of number. The notices convening the second meeting shall state that a new meeting is being convened at which resolutions can be passed even if the meeting is incomplete in terms of number.

Financial year, financial statements, appropriation.

Article 17.

1.	The Co-operative's financial year runs from the first day of November up and to the thirty-first day of October.

2.	The Board of Directors shall draw up the financial statements and present these to the General Meeting for adoption each year within six months of the end of the Co-operative's financial year, unless the General Meeting extends this period by five months at most on account of exceptional circumstances. The Board of Directors shall also present the annual report within the same period. The financial statements shall be signed by all the Directors; if the signature(s) of one or more of them is/are missing, this shall be noted along with the reason.

3.	The Co-operative shall ensure that the prepared financial statements, the annual report and the information to be added pursuant to Section 392, Subsection 1, Book 2 of the Netherlands Civil Code are available at the Co-operative's offices from the date on which the General Meeting, intended to discuss this documentation, is convened. Members shall have the right to inspect the documents at the Co-operative's offices and to obtain a copy thereof free of charge.

4.	The General Meeting shall decide on the adoption of the Financial Statements. The General Meeting shall be required to pass a separate resolution to discharge the Directors from liability for its management activities during the past financial year.

5.	After the adoption of the annual accounts by the general meeting, the member accounts of the members will be credited or, as the case may be, debited with the net profits or net losses according to the annual accounts, respectively, pro rata to the average daily balance of each member's member account for the relevant financial year.

6.	The General Meeting shall decide on the appropriation of distribution of profits or assets on member accounts. The general meeting may resolve upon distribution of all or part of the balance of a member's member account to that member, provided that to the extent the Members are the sole members of the cooperative, distributions may only be made to both Member I and Member II simultaneously.

7.	A deficit may be absorbed from statutory reserves only in so far as this is permissible in law.

8.	The General Meeting may decide to make interim distributions of profits realized in the current financial year.

Amendments to the Articles. Merger. Demerger.

Article 18.

1.	The General Meeting shall have the right to pass resolutions on amendments to these Articles, and on mergers and demergers as defined in Title 7 of Book 2 of the Netherlands Civil Code.

2.	An amendment to these Articles shall not take effect until it has been laid down in a relevant deed executed before a civil law notary. The Board of Directors and Directors who are authorized to represent the Co-operative shall be entitled to arrange for execution of the deed witnessing the amendment to the Articles.

3.	The Directors shall be required to lodge a certified true copy of the deed witnessing the amendment to the Articles plus the full text of the Articles, showing the wording thereof after the amendment, with the office of the Trade Register.

Dissolution and liquidation.

Article 19.

1.	The General Meeting shall be entitled to pass a resolution to dissolve the Co-operative.

2.	Any assets remaining after payment of all of the debts of the cooperative shall be distributed to the members pro rata to the average daily balance of each member's member account over the period starting at the beginning of the financial year during which the dissolution event occurred up to and including the day on which such event occurred.

3.	The Co-operative shall be liquidated by the Directors, unless one or more other liquidators are appointed when the resolution to dissolve the Co-operative is passed.

4.	After its dissolution, the Co-operative shall continue to exist in so far as this is necessary for the liquidation of its assets. The provisions of these Articles shall remain in force as far as possible during the Co-operative's liquidation. The words "in liquidatie" (in liquidation) must be added to the Co-operative's name in documents, announcements and notices issued by the Co-operative.

5.	The Co-operative shall cease to exist on the date on which no further assets of which the Co-operative or the liquidators are aware are left. The liquidators shall advise the Trade Register in which the Co-operative is registered that the Co-operative has ceased to exist.

6.	The books, records and other data carriers belonging to the dissolved Co-operative must be kept for no less than the prescribed statutory period. The custodian shall be appointed by the liquidators. The custodian shall be required to advise the Trade Register in which the Co-operative was registered of his name and address within eight days of the commencement of his custodial duty.

Standing orders.

Article 20.

1.	The General Meeting shall be entitled to adopt, amend and revoke one or more sets of standing orders to regulate matters for which these Articles do not or do not fully provide.

2.	Standing orders may not contain any provisions that are at variance with the law or these Articles.

3.	The provisions set out in Article 16 shall apply by analogy to the resolutions to adopt and amend standing orders.

Final statement.

Article 21.

All cases, which cannot be solved, by these Articles, or the laws of The Netherlands shall be solved by the Board of Directors.